Dear Shareholder,

As promised, we want to continue to keep you apprised of ongoing progress at Drinks Americas.  Fiscal 2011 promises to be an exciting year for Drinks Americas.

Recently, we filed a form 8K with the SEC describing that Drinks Americas amended and restated the Company’s Certificate of Designation of Preference, Rights and Limitations of our Series A Convertible Preferred Stock in return for the issuance of 12 million shares to the holders. In effect, for a very small investment of common stock, this amended agreement removes various blockers, ratchet provisions and clauses that, having been removed, will result in the prevention of a substantial amount of potential dilution on a forward going basis. The details of the agreement can be found in our June 30th 8K.  We are very happy to have reached this agreement with Enable Capital.

In addition, continuing to focus on the reduction of Drinks debt, we are working to resolve our few matters of litigation. Our litigation with Bruni Glass was resolved as reported. We are also happy to report that the matter of Drinks vs. Sokol has been settled to the satisfaction of both parties.

We can also report that in the matter of Drinks vs. Liquor Group the arbitration was suspended by the Arbitrator due to Liquor Group’s failure to pay all appropriate fees or deposits by May 24, 2010.  The Arbitrator gave an extension of time until June 10, 2010 for all fees and deposits to be paid, which deadline Liquor Group again missed.  On June 16, 2010, Liquor Group’s attorney requested an extension, stating:

“. .. . we have been unable to reach our client with regard to the remaining balance due for the hearing scheduled on June 23, 2010.  I apologize for this inconvenience, and respectfully request that a 30 day extension be granted for payment unto the American Arbitration Association by our client and that the hearing be rescheduled to another mutually agreed date and time. . . “

Drinks Americas had duly paid all fees and deposits and was fully prepared to go forward with the arbitration.

On a sales front, our most recent production cycle of Olifant has arrived with five thousand cases clearing customs and being distributed to national markets by our partner Mexcor International Wine and Spirits. 1600 cases have also been delivered to the Save Mart Chain in California.

Since the consummation of our Mexcor venture, we have also sold 1073 cases of Old Whiskey River and over 1000 cases of Damiana for which Drinks has been credited with over $36,102 of royalties for these sales.  This month, Olifant and Trump Vodka shipments will arrive in Texas to add to our revenue stream.

Finally, Drinks has had approved exciting new Rheingold labels and we are completing our Rheingold promotional, website and roll out program, the details of which we will discuss during our upcoming year-end earnings call.

Kindest Regards,
J. Patrick Kenny
President and CEO
Drinks Americas, Inc.